CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-152099 on Form S-8, of our report dated March 31, 2011, relating to the consolidated balance sheets of Nord Resources Corporation and Subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the two years in the period ended December 31, 2010, included in the 2010 Annual Report on Form 10-K of Nord Resources Corporation and Subsidiary.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
March 31, 2011